Exhibit 15.2

Our ref             KKZ/697248-000002/19042425v1

Youdao, Inc.

No. 399, Wangshang Road

Binjiang District

Hangzhou 310051

People’s Republic of China

April 28, 2021

Dear Sir and/or Madam

Youdao, Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Youdao, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2020 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (File No. 333-235688) that was filed on 23 December 2019, pertaining to the Company’s 2015 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP